Exhibit 99.1

Vaso Active Pharmaceuticals Declares 3 for 1 Stock Split

Danvers, MA—(MARKET WIRE)—Feb 19, 2004—Vaso Active Pharmaceuticals, Inc. (Vaso Active) (Nasdaq SC:VAPH—News) of Danvers, Massachusetts, announced today that the Board of Directors has declared a 3 for 1 stock split effective in the form of a 200 percent stock dividend payable on or about March 5, 2004 to holders of record of both Class A and Class B common stock as of February 23, 2004. Under the terms of this stock split, holders of the Company's Class A and Class B common stock will receive a dividend of two shares of Class A and Class B common stock for every one share of Class A and Class B common stock held on that record date. The dividend will be paid in authorized but unissued shares of Class A and Class B common stock of the Company.

The Company anticipates that the combined amount of issued and outstanding shares of both the Class A and Class B common stock after the split will be increased from approximately 3,428,000 shares to 10,284,000 shares.

John Masiz, Chief Executive Officer and Chairman of Vaso Active stated. "One of the ways many institutions measure investment appeal is through the liquidity of a security. Recently, there has been significant demand for our common stock at the institutional level. However liquidity has proved to be an obstacle. To help resolve this, the Board of Directors has declared this 3-for-1 stock split to increase our liquidity to the public market place, thus enhancing our securities' appeal to both retail and institutional investors."

Vaso Active holds the exclusive, worldwide license to commercialize, sell and distribute over-the-counter pharmaceutical products incorporating the patented transdermal (i.e. through the skin) drug delivery technology of its parent company, BioChemics, Inc. This technology provides a highly efficient, reliable and targeted method of drug delivery that does not require the use of a needle or patch and eliminates many of the common side effects of pills, such as bleeding and ulcers.

To find out more about Vaso Active, visit our website at www.vasoactive.us.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Statements in this press release other than statements of historical fact are "forward-looking statements." These forward-looking statements represent Vaso Active's judgment as of the date of this release. Vaso Active disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:

    Matt Carter
    Vaso Active Pharmaceuticals, Inc.
    978-750-1991 Ext. 28
    mcarter@vasoactive.us